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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                              QuadraMed Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74730W 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               (Page 1 of 13 Pages)

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 2 of 13 Pages
----------------------------------          ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                     Tullis-Dickerson Capital Focus L.P., a Delaware partnership
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      a Delaware partnership
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                       -0-
              OF
            SHARES              -----------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                                                    819,098
           REPORTING            -----------------------------------------------
            PERSON                    7       SOLE DISPOSITIVE POWER
             WITH                                                          -0-
                                -----------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                                       819,098
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                       819,098
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          13.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 3 of 13 Pages
----------------------------------          ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      Tullis-Dickerson Partners, a Delaware partnership
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      a Delaware partnership
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                       -0-
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                                    819,098 shares which are
           REPORTING                                   directly owned by Tullis-
            PERSON                                     Dickerson Capital Focus
             WITH                                      L.P. Tullis-Dickerson
                                                       Partners is the general
                                                       partner of Tullis-
                                                       Dickerson Capital Focus
                                                       L.P.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                         -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       819,098 shares which are
                                                       directly owned by Tullis-
                                                       Dickerson Capital Focus
                                                       L.P. Tullis-Dickerson
                                                       Partners is the general
                                                       partner of Tullis-
                                                       Dickerson Capital Focus
                                                       L.P.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        819,098
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          13.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 4 of 13 Pages
----------------------------------          ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                      James L.L. Tullis
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      United States
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF
            SHARES              -----------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                               819,098 shares which are
           REPORTING                              directly owned by Tullis-
            PERSON                                Dickerson Capital Focus L.P.
             WITH                                 Tullis-Dickerson Partners is
                                                  the general partner of
                                                  Tullis-Dickerson Capital Focus
                                                  L.P., and Mr. Tullis is a
                                                  general partner of
                                                  Tullis-Dickerson Partners.
                                -----------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                           -0-
                                -----------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                  819,098 shares which are
                                                  directly owned by Tullis-
                                                  Dickerson Capital Focus L.P.
                                                  Tullis-Dickerson Partners is
                                                  the general partner of
                                                  Tullis-Dickerson Capital Focus
                                                  L.P., and Mr. Tullis is a
                                                  general partner of
                                                  Tullis-Dickerson Partners.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        819,098
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         13.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 5 of 13 Pages
----------------------------------          ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                 Thomas P. Dickerson
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                          -0-
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                               819,098 shares which are
           REPORTING                              directly owned by Tullis-
            PERSON                                Dickerson Capital Focus L.P.
             WITH                                 Tullis-Dickerson Partners is
                                                  the general partner of
                                                  Tullis-Dickerson Capital Focus
                                                  L.P., and Mr. Dickerson is a
                                                  general partner of
                                                  Tullis-Dickerson Partners.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                           -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                  819,098 shares which are
                                                  directly owned by Tullis-
                                                  Dickerson Capital Focus L.P.
                                                  Tullis-Dickerson Partners is
                                                  the general partner of
                                                  Tullis-Dickerson Capital Focus
                                                  L.P., and Mr. Dickerson a
                                                  general partner of
                                                  Tullis-Dickerson Partners.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        819,098
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        13.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*                                    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 6 of 13 Pages
----------------------------------          ------------------------------------


--------------------------------------------------------------------------------
    1        NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                        Joan P. Neuscheler
--------------------------------------------------------------------------------
    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3        SEC USE ONLY

--------------------------------------------------------------------------------
    4        CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
                                      5       SOLE VOTING POWER
            NUMBER                                                       -0-
              OF
            SHARES              ------------------------------------------------
         BENEFICIALLY                 6       SHARED VOTING POWER
           OWNED BY                               819,098 shares which are
           REPORTING                              directly owned by Tullis-
            PERSON                                Dickerson Capital Focus L.P.
             WITH                                 Tullis-Dickerson Partners is
                                                  the general partner of
                                                  Tullis-Dickerson Capital Focus
                                                  L.P., and Ms. Neuscheler is a
                                                  general partner of
                                                  Tullis-Dickerson Partners.
                                ------------------------------------------------
                                      7       SOLE DISPOSITIVE POWER
                                                                           -0-
                                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                  819,098 shares which are
                                                  directly owned by Tullis-
                                                  Dickerson Capital Focus L.P.
                                                  Tullis-Dickerson Partners is
                                                  the general partner of
                                                  Tullis-Dickerson Capital Focus
                                                  L.P., and Ms. Neuscheler is a
                                                  general partner of
                                                  Tullis-Dickerson Partners.
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        819,098
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                             / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        13.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 7 of 13 Pages
----------------------------------          ------------------------------------






Item 1(a)      Name of Issuer:

                    QuadraMed Corporation


Item 1(b)      Address of Issuer's Principal Executive Offices:

                    80 East Sir Francis Drake Boulevard
                    Suite 2A
                    Larkspur, CA 94939



Item 2(a)-(c) Name, Address and Citizenship of Persons Filing:

                    This statement is being filed by Tullis-Dickerson Capital Focus L.P., a Delaware partnership, whose principal business address is One Greenwich Plaza, Greenwich, CT 06830.

                    Tullis-Dickerson Partners is the general partner of Tullis-Dickerson Capital Focus L.P., and as such may be deemed to have voting and investment power with respect to the shares held by Tullis- Dickerson Capital Focus L.P. The general partners of Tullis- Dickerson Partners are James L.L. Tullis, Thomas P. Dickerson and Joan P. Neuscheler, a director of the Company. With respect to Tullis Dickerson Partners and the general partners of Tullis- Dickerson Partners, this statement relates only to their indirect, beneficial ownership of shares of common stock of QuadraMed Corporation held by Tullis-Dickerson Capital Focus L.P.

                    The principal business address of Tullis-Dickerson Partners and each of James L.L. Tullis, Thomas P. Dickerson and Joan Neuscheler are One Greenwich Plaza, Greenwich, CT 06830. Tullis-Dickerson Partners is a Delaware partnership and each of James L.L. Tullis, Thomas P. Dickerson and Joan Neuscheler are United States citizens.

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 8 of 13 Pages
----------------------------------          ------------------------------------



Item 2(d)         Title of Class of Securities:

                         Common Stock


Item 2(e)         CUSIP Number:

                         74730W 10 1


Item 3.           Not Applicable


Item 4.           Ownership.

A.  Tullis-Dickerson Capital Partners L.P.

    (a)  Amount Beneficially Owned:   819,098
    (b)  Percent of Class:  13.1%
    (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  -0-
         (ii)  shared power to vote or to direct the vote:  819,098
         (iii) sole power to dispose or to direct the disposition of:  -0-
         (iv)  shared power to dispose or to direct the disposition of:  819,098

B.  Tullis-Dickerson Partners

    (a)  Amount Beneficially Owned:   819,098
    (b)  Percent of Class:  13.1%
    (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  -0-
         (ii)  shared power to vote or to direct the vote:  819,098
         (iii) sole power to dispose or to direct the disposition of:  -0-
         (iv)  shared power to dispose or to direct the disposition of:  819,098

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 9 of 13 Pages
----------------------------------          ------------------------------------


C.  James L.L. Tullis

    (a)  Amount Beneficially Owned:   819,098(1)
    (b)  Percent of Class:  13.1%
    (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  -0-
         (ii)  shared power to vote or to direct the vote:  819,098(1)
         (iii) sole power to dispose or to direct the disposition of:  -0-
         (iv)  shared power to dispose or to direct the disposition of:
               819,098(1)

D.  Thomas P. Dickerson

    (a)  Amount Beneficially Owned:   819,098(1)
    (b)  Percent of Class:  13.1%
    (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  -0-
         (ii)  shared power to vote or to direct the vote:  819,098(1)
         (iii) sole power to dispose or to direct the disposition of:  -0-
         (iv)  shared power to dispose or to direct the disposition of:
               819,098(1)

E.  Joan P. Neuscheler

    (a)  Amount Beneficially Owned:   819,098(1)
    (b)  Percent of Class:  13.1%
    (c)  Number of shares as to which such person has:
         (i)   sole power to vote or to direct the vote:  -0-
         (ii)  shared power to vote or to direct the vote:  819,098(1)
         (iii) sole power to dispose or to direct the disposition of:  -0-
         (iv)  shared power to dispose or to direct the disposition of:
               819,098(1)
--------

     (1) The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of these securities.

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 10 of 13 Pages
----------------------------------          ------------------------------------


Item 5.      Ownership of Five Percent or Less of a Class.

                    Not Applicable


Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                    Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not Applicable


Item 8.      Identification and Classification of Members of the Group.

                    Not Applicable


Item 9.      Notice of Dissolution of Group.

                    Not Applicable


Item 10.     Certification.

                    Not Applicable

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 11 of 13 Pages
----------------------------------          ------------------------------------


                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              TULLIS-DICKERSON
                                              CAPITAL FOCUS L.P.


                                                  Tullis-Dickerson Partners,
                                                  general partner



Date:  February 10, 1997                          /s/ Joan P. Neuscheler
                                             ___________________________________
                                             Joan P. Neuscheler,
                                             general partner


                                             TULLIS-DICKERSON
                                             PARTNERS



Date:  February 10, 1997                          /s/ Joan P. Neuscheler
                                             ___________________________________
                                             Joan P. Neuscheler,
                                             general partner


Date:  February 10, 1997                          /s/ James L.L. Tullis
                                             ___________________________________
                                             James L.L. Tullis


Date:  February 10, 1997                          /s/ Thomas P. Dickerson
                                             ___________________________________
                                             Thomas P. Dickerson


Date:  February 10, 1997                          /s/ Joan P. Neuscheler
                                             ___________________________________
                                             Joan P. Neuscheler

----------------------------------          ------------------------------------
CUSIP NO. 74730W 10 1                13G      Page 12 of 13 Pages
----------------------------------          ------------------------------------


                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:  Agreement of Joint Filing                                  13
